UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         February 15, 2013

USA TRUCK, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19858	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2013, the Board of Directors of USA Truck, Inc. (the "Company") appointed John M. Simone, 51, as the Company's President and Chief Executive Officer and appointed Mr. Simone to the Board of Directors.  Mr. Simone's appointment as a director was approved by the Company's Nominating and Corporate Governance Committee.  Clifton R. Beckham stepped down from his position as the Company's President and Chief Executive Officer and from his position on the Board of Directors.  Concurrently, Mr. Beckham was appointed Chief Financial Officer of the Company.

In connection with his appointment as President and Chief Executive Officer, Mr. Simone entered into an employment agreement with the Company (the "Employment Agreement"), which provides for (i) an annual base salary of $460,000, (ii) a grant of 75,000 shares of restricted stock, to vest in equal 25% installments over four years, beginning February 18, 2014, conditioned on continued employment and certain other forfeiture provisions, (iii) a grant of non-qualified stock options valued at $75,000 using a Black-Scholes model as determined by the Company with an exercise price of $4.83, which was the closing price of the Company's common stock February 19, 2013, to vest in equal 25% installments over four years, beginning February 18, 2014, conditioned on continued employment and certain other forfeiture provisions, (iv) participation in the Company's Management Bonus Plan, with a target annual incentive bonus of 75% of annual base salary, which will not be pro-rated for 2013, and (v) two special cash bonus opportunities of up to $50,000 each for 2013 determined by the achievement of certain levels of pre-tax income.

The Employment Agreement provides for monthly severance payments in an amount equal to Mr. Simone's then-current base salary for a period of 12 months if the Company terminates Mr. Simone's employment without cause.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2013.

In connection with his appointment as President and Chief Executive Officer, Mr. Simone also entered into a Confidentiality and Non-Solicitation Agreement with the Company, pursuant to which he is required to maintain the confidentiality of information relating to the Company during the term of his employment and for a period of two years thereafter, and has also agreed to certain non-solicitation covenants during the term of his employment and for a period of one year thereafter.

Prior to joining the Company, Mr. Simone served as President and CEO of LinkAmerica Corporation from August 2011 to December 31, 2012.  From April 2008 to April 2011, Mr. Simone served as President and Chief Operating Officer of Greatwide Logistics Services, LLC.  Mr. Simone worked for UPS Freight from 1998 to 2008, ultimately serving as Senior Vice President of the truckload division from 2006 to 2008.  Mr. Simone began his career in the transportation industry in 1982 with Ryder Transportation, where he led the company's Northeast fleet operations.

There is no arrangement or understanding between Mr. Simone and any other person pursuant to which Mr. Simone was appointed President and Chief Executive Officer of the Company.  There are no transactions in which Mr. Simone has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In conjunction with Mr. Beckham's appointment as Chief Financial Officer, the Company's Executive Compensation Committee set Mr. Beckham's annual base salary at $300,000, effective March 1,  2013.  The remainder of Mr. Beckham's compensation is to remain the same.

Prior to being appointed Chief Financial Officer, Mr. Beckham, 41, served as the Company's President and Chief Executive Officer from August 2007 to February 2013.  Mr. Beckham previously served the Company as its Senior Vice President, Finance from November 2003 to August 2007 and its Chief Financial Officer from 2002 to August 2007.  Mr. Beckham has been employed by the Company since 1994 and has served in various financial positions and also has extensive experience working with all of the Company's operating departments.

There is no arrangement or understanding between Mr. Beckham and any other person pursuant to which Mr. Beckham was appointed Chief Financial Officer of the Company.  There are no transactions in which Mr. Beckham has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

99.1	Press release issued by the Registrant on February 18, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	February 21, 2013	/s/ Clifton R. Beckham
Clifton R. Beckham
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
99.1	Press release issued by the Registrant on February 18, 2013.